Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2024 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 2, 2024 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2024 third quarter ended March 31, 2024. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2024 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2024

Net sales for the three months ended March 31, 2024, increased $1.2 million, or 9%, to $14.3 million from $13.1 million for the three months ended March 31, 2023, due primarily to an increase in medical device product revenue of $2.8 million offset by a decrease in non-recurring engineering and repair revenue of $736,000 and $635,000 respectively.

Gross profit for the three months ended March 31, 2024, increased $191,000, or 5%, to $4.0 million from $3.8 million for the same period in fiscal 2023. While the gross profit increase is consistent with our increase in net sales, its percentage increase is comparatively lower than the percentage increase in net sales in part due to the mix of revenue generated in the quarter ended March 31, 2024, compared to the same period in fiscal 2023.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2024, increased slightly, by 2%, compared to the same period in fiscal 2023 mostly due to increased research and development costs.

Our operating income for the quarter ended March 31, 2024, increased $148,000, or 7%, to $2.2 million compared to $2.1 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales and gross profit, as described above.

Net income for the quarter ended March 31, 2024, was $655,000, or $0.19 per diluted share, compared to $1.6 million, or $0.45 per diluted share, for the corresponding quarter in fiscal 2023. Our net income for the three months ended March 31, 2024, contains unrealized losses on our marketable equity investments of $1.2 million while our net income for the three months ended March 31, 2023, contains unrealized gains on our marketable equity investments of $242,000. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

Nine Months Ended March 31, 2024

Net sales for the nine months ended March 31, 2024, increased $3.4 million, or 10%, to $38.8 million from $35.4 million for the nine months ended March 31, 2023. The increase in sales relates to a $2.3 million increase in repair revenue related to the enhanced repair program we began last fiscal year to refurbish the orthopedic handpiece we sell to our largest customer, as well as an increase of $1.9 million in sales of new units to that same customer, and an increase in thoracic driver sales of $1.6 million offset by a decrease of $1.6 million in non-recurring engineering revenue and a decrease of $567,000 in CMF driver sales.

Gross profit for the nine months ended March 31, 2024, increased $1.1 million, or 11%, compared to the same period in fiscal 2023. The gross profit increase is consistent with the increase in revenue for the same period.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2024, increased 8% to $5.6 million from $5.2 million in the prior fiscal year’s corresponding period, due to an increase in general and administrative expenses and research and development costs during the nine months ended March 31, 2024, compared to the corresponding period of the prior fiscal year.

Our operating income for the nine months ended March 31, 2024, increased $670,000, or 16%, to $4.8 million compared to $4.2 million for the corresponding period of the prior fiscal year. The increase in operating income is attributable to higher sales and gross profit offset by the higher operating expenses described above.

Net income for the nine months ended March 31, 2024, was $540,000, or $0.15 per diluted share, compared to $5.6 million, or $1.52 per diluted share, for the corresponding period in fiscal 2023. Our net income for the nine months ended March 31, 2024, contains unrealized losses on our marketable equity investments of $3.8 million and our net income for the nine months ended March 31, 2023, contains unrealized gains on our marketable equity investments of $3.4 million. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

“We are pleased with our third quarter operating results driven by consistent execution,” said the Company’s President and Chief Executive Officer, Richard L. (“Rick”) Van Kirk. “We are tracking toward another record fiscal year from a revenue perspective, and am confident in our ability to carry this momentum into fiscal 2025 and beyond.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, (including, but not limited to, expected fiscal year revenue), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2024	June 30, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$3,219	$2,936
Investments	4,577	1,134
Accounts receivable, net of allowance for expected credit losses of $1 and $0 at March 31, 2024 and at June 30, 2023, respectively	12,516	9,952
Deferred costs	331	494
Inventory	14,242	16,167
Prepaid expenses and other current assets	1,072	296
Total current assets	35,957	30,979
Land and building, net	6,179	6,249
Equipment and leasehold improvements, net	5,191	5,079
Right of use asset, net	1,575	1,872
Intangibles, net	61	81
Investments	1,543	7,521
Other assets	42	42
Total assets	$50,548	$51,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,435	$2,261
Accrued expenses	2,701	3,135
Deferred revenue	35	—
Income taxes payable	390	453
Note payable	3,858	3,827
Total current liabilities	10,419	9,676
Lease liability, net of current portion	1,299	1,638
Deferred income taxes, net	8	8
Notes payable, net of current portion	7,884	8,911
Total non-current liabilities	9,191	10,557
Total liabilities	19,610	20,233
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,451,423 and 3,545,309 shares issued and outstanding at March 31, 2024 and June 30, 2023, respectively	5,575	6,767
Retained earnings	25,363	24,823
Total shareholders’ equity	30,938	31,590
Total liabilities and shareholders’ equity	$50,548	$51,823

PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
		(restated)		(restated)
Net sales	$14,293	$13,079	$38,819	$35,448
Cost of sales	10,291	9,268	28,357	26,058
Gross profit	4,002	3,811	10,462	9,390

Operating expenses:
Selling expenses	17	24	79	146
General and administrative expenses	1,012	1,009	3,208	2,983
Research and development costs	760	713	2,353	2,109
Total operating expenses	1,789	1,746	5,640	5,238

Operating income	2,213	2,065	4,822	4,152
Interest expense	138	131	409	389
Unrealized gain (loss) on marketable equity investments	(1,192)	242	(3,785)	3,407
Interest and other income	30	11	76	235
Gain on sale of investments	—	—	—	7
Income before income taxes	913	2,187	704	7,412
Income tax expense	258	570	164	1,840
Net income	$655	$1,617	$540	$5,572

Basic net income per share:
Net income	$0.19	$0.46	$0.15	$1.56
Diluted net income per share:
Net income	$0.19	$0.45	$0.15	$1.52

Weighted average common shares outstanding:
Basic	3,451	3,548	3,531	3,580
Diluted	3,524	3,623	3,604	3,656
Common shares outstanding	3,451	3,545	3,451	3,545